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                                                                   EXHIBIT 10.18

August 16, 2003

To:   Mark Conard

From: Bob Fasso, CEO

Re: Employment Offer

It is with great pleasure and excitement that we convey the following offer of employment to you.

Your title will be Senior Vice President of Yield Management and Pricing Services and you will be an officer of the company. Your starting salary will be $180,000 per year. Your bonus potential will be up to 50 percent of your base salary and will be an annual bonus based upon the Operating Ratio of the company for that year. For the year 2003, a bonus amount of $80,000 will be guaranteed to be paid prior to the end of the calendar year. You will be granted options to purchase 100,000 shares of Central Freight Lines common stock. Those options will vest at a rate of 20 percent per year for the ensuing 5 years in accordance with a Stock Option Agreement that you and the company will sign. The Option Price will be determined by the Board of Directors upon the Grant Date of the options and will be based upon the Fair Market Value at that time.

You will be provided an appropriate company vehicle, as customary for an officer position, for your use during your employment with Central Freight Lines. At your option, we can either purchase your existing vehicle from you or purchase a new vehicle for your use. All of your reasonable moving expenses will be paid by Central, which will include the cost of the physical move and reasonable closing costs on either end. Should you have difficulty selling your house, Central will provide you with assistance in that matter as well and provide a minimum guarantee of the equity in that house. It is understood that your family may not move to Texas until December or January and you will be allowed temporary living expenses until that time if necessary as well as paid trips home to visit your family.

In addition to this package, our intention is for our Officer's Income Tax returns and Financial and Estate Planning to be performed by the same professionals who handle the corporate work. We will soon provide a benefit package that will outline our Health, Dental, Vision, and Life Insurance plans and their requirements. You will become eligible for our benefit programs 90 days from your date of employment and we will reimburse you for the COBRA payments that you will have during that period of time or until your family moves to Texas in order that they will be able to remain with their current providers until such time that they move to Texas. Although your vacation will accrue in accordance with the policies of Central Freight Lines, Inc., you will be allowed the time that you need through the course of the year.

In addition, in the event you are terminated by the company without cause, you will receive one year's salary.

We are very enthusiastic about our future together and look forward to your written acceptance by signing below.

Very Truly Yours,

/s/ Robert V. Fasso
Bob Fasso
President and CEO


Agreed:

/s/ Mark Conard                              Date: August 16, 2003
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Mark Conard